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                                                                       EXHIBIT 8





                                      March 6, 1996



Alliance Gaming Corporation
4380 Boulder Highway
Law Vegas, NV 89121


            RE:  FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


Dear Mesdames and Gentlemen:

          You have requested our opinion on certain federal income tax consequences of the merger of BGII Acquisition Corp. ("BAC"), a Delaware corporation and wholly-owned subsidiary of Alliance Gaming Corporation, a Nevada Corporation ("Alliance"), into Bally Gaming International, Inc., a Delaware Corporation ("BGII") pursuant to the Agreement and Plan of Merger, dated as of October 18, 1995 (as subsequently amended and restated, the "Merger Agreement") among Alliance, BAC and BGII.

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement-Prospectus filed as part of Alliance's Form S-4 Registration Statement (the "Joint Proxy Statement-Prospectus"), and such other documents as we have deemed necessary or appropriate. Our opinion is conditioned on, among other things, the accuracy of
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the facts, information, covenants and representations set forth in the documents referred to above.

          In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement-Prospectus.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect its conclusions, and we have not been engaged to, and do not, assume any responsibility to update or revise this opinion to reflect any such change in authorities.


                                    OPINION

            Based on the foregoing, our opinion is as set forth in the following paragraphs 1 through 3.

          (1) In the Merger, holders of BGII Common Stock generally will recognize capital gain or loss equal to the difference between (x) the tax basis for the shares of BGII Common Stock surrendered and (y) the sum of (i) the cash received, including cash received in lieu of fractional shares plus (ii) the fair market value of the shares of Alliance Common Stock received plus (iii) the fair market value of the shares of Series B Special Stock received./1/ The fair market value of each share of Alliance Common Stock or Series B Special Stock received by a holder of BGII Common Stock will equal the mean between the highest and lowest quoted selling prices of the Alliance Common Stock or Series B Special Stock on the date of the Effective

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/1/ Code Section 1001.
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Time./2/  Holders must determine gain or loss separately for each block of shares of BGII Common Stock (i.e., shares of BGII Common Stock acquired at the same cost in a single transaction) exchanged pursuant to the Merger./3/ The capital gain or loss will be long-term if, as of the Effective Time, the shares had been held by a holder of BGII Common Stock for more than one year/4/ and will be short-term if, as of the Effective Time, the shares had been held by a holder of BGII Common Stock for one year or less./5/ Short-term capital gain is currently subject to a maximum marginal federal income tax rate of 39.6%./6/
For individuals, long-term capital gain is currently subject to a maximum marginal federal income tax rate of 28%./7/ The current maximum long-term capital gain rate for corporations is 35%./8/ Legislation passed by the Congress and vetoed by the President would, if eventually enacted, reduce the individual long-term capital gain rate to a maximum of 19.8%./9/ The proposed effective date of the pending legislation precedes the expected Effective Time./10/

          (2) Any shares of Alliance Common Stock or Series B Special Stock received by a holder of shares of BGII Common Stock in exchange for shares of BGII Common Stock will have a tax basis equal to the fair market value of each share of Alliance Common Stock or share or fraction thereof of Series B Special Stock at the Effective Time./11/ The holders of shares of BGII Common Stock will commence a new holding period on the day after the Effective Time for any share of Alliance Common Stock or share or

-------------------
/2/ Securities Co., 25 B.T.A. 446, Dec. 741, acq. XI-1 C.B. 6, rev'd on another issue, 64 F.2d 330 (2d Cir. 1933).
/3/  Treas. Reg. (Section) 1.1012(c); Rev. Rul. 61-97, 1961-1 C.B. 394.
/4/  Code (Sections) 1222(3)-(4).
/5/  Code (Sections) 1222(1)-(2).
/6/  Code (Section) 1.
/7/  Code (Section) 1(h).
/8/  Code (Section) 11.
/9/  H.R. 2491, Balanced Budget Bill of 1995, (Section) 11021.
/10/ Id.
/11/ Code Section 1012.
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Time for any share of Alliance Common Stock or share or fraction thereof of
Series B Special Stock received in the Merger./12/

          (3) Holders of shares of Series B Special Stock will recognize ordinary income upon the payment of a dividend (to the extent of Alliance's current or accumulated earnings and profits) of additional shares of Series B Special Stock equal to the fair market value of such additional shares./13/ The fair market value of each share of Series B Special Stock paid as a dividend will equal the mean between the highest and lowest quoted selling prices of the Series B Special Stock on the date of payment./14/ A distribution in excess of Alliance's current and accumulated earnings and profits will be a tax free return of capital to the extent of a holder's tax basis in the Series B Special Stock,/15/ and thereafter, capital gain income./16/ The capital gain will be long-term if, as of the date of payment, the shares had been held by a holder of the Series B Special Stock for more than one year/17/ and will be short-term if, as of the date of payment, the shares had been held by a holder of Series B Special Stock for one year or less./18/

          The foregoing opinion may not be applicable to, and does not address, certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons, persons who acquired shares of BGII Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons in special situations such as those who hold BGII Common Stock as part of a hedging or conversion transaction or straddle.

          Except as expressly set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement or

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/12/  H.M. Hooper, 26 B.T.A. 758, Dec. 7689; Rev. Rul. 66-7,
1966-1 C.B. 188.
/13/  Code (Sections) 301, 305(b)(4).
/14/ Securities Co., 25 B.T.A. 446, Dec. 741, acq. XI-1 C.B. 6, rev'd on another issue, 64 F.2d 330 (2d Cir. 1933).
/15/  Code (Section) 301(c)(2).
/16/  Code (Section) 301(c)(3).
/17/  Code (Section) 1222(3).
/18/  Code (Section) 1222(1).
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the Joint Proxy Statement-Prospectus.  This opinion is solely for the benefit of you, your stockholders, and BGII stockholders and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written permission. We hereby consent to the inclusion of this opinion in Alliance's Form S-4 Registration Statement and to the reference to this opinion therein.

                                 Very truly yours,

                                 Milbank, Tweed, Hadley & McCloy